EXHIBIT 99.1


                                                NEWS RELEASE


CONTACTS:  PETER DONATO, CHIEF FINANCIAL OFFICER
           818-709-1244 X 7271
           -OR-
           RON STABINER, THE WALL STREET GROUP, INC.
           212-888-4848

FOR IMMEDIATE RELEASE:

            IRIS REPORTS RECORD 3RD QUARTER REVENUES OF $20.2 MILLION

     RECORD HIGH MARGIN CONSUMABLE REVENUE AND IMPROVED GROSS PROFIT MARGINS
                     RESULT IN 109% INCREASE IN NET INCOME

CHATSWORTH,  CALIF.,  NOVEMBER 1, 2007 - IRIS  INTERNATIONAL,  INC.  (NASDAQ GM:
IRIS) today announced record revenue of $20.2 million for the third quarter ended September 30, 2007, a 12% increase over revenue of $18.0 million in the third quarter of 2006, and net income of $1.6 million for the quarter, a 109% increase over the prior year quarter as a result of record high margin Consumable and Service revenue and improved gross profit margins.

"We are pleased with the solid revenue growth in the current quarter versus the prior year period, in what is historically our seasonally slowest period for instruments sales," stated Cesar Garcia, IRIS President and Chief Executive Officer. "In comparing the current third quarter performance to one year ago, it is important to note that the prior year period included one of the largest single orders in the Company's history with the shipment of 7 iQ(R)200 Analyzers to Laboratory Corporation of America. Revenues from high margin Consumables and Service in the current quarter were at record levels and we are very pleased with sequential revenue growth in our Consumables and Service category. The combination of a higher proportion of complete iQ(R)200 Systems in the U.S., higher Consumable and Service revenue, and higher volumes in our Sample Processing Division, helped us achieve 53% gross profit margins, our highest gross margin realization since 2003. We continue to have a solid pipeline of qualified sales prospects into the fourth quarter, traditionally our strongest period, and remain confident in our full-year guidance for 2007," Mr. Garcia said.

Instrument revenue in the current third quarter was essentially the same as the year ago period, while record Consumable and Service revenue increased 22% versus the third quarter of 2006. Sample Processing Division revenues increased 17% to $3.2 million, up from $2.8 million during the prior year quarter. Net income for the three months ended September 30, 2007, increased 109% to $1.6 million, or $0.09 per diluted share, including the effect of $266,000, or $0.01 per share, of FAS 123R expense, and $360,000, or $.01 per share, related to CFO transition and Finance department reorganization charges. This compares with net income of $774,000, or $0.04 per diluted share, after the effect of $238,000, or $0.01 per share of FAS 123R expense for the same period of 2006. Diluted average shares outstanding for the three months ended September 30, 2007, increased to
19.0 million shares from 18.6 million shares, a year ago.

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


2007 THIRD QUARTER/ NINE MOS. HIGHLIGHTS:

o STRONG PERFORMANCE IN A SEASONALLY SLOW QUARTER WITH Q3 REVENUE OF $20.2 MILLION; RECORD 9 MONTHS REVENUE OF $61.3 MILLION.

o Q3 EPS OF $0.09, INCLUDING THE EFFECT OF $0.01 PER SHARE OF FAS 123R EXPENSE AND $360K, OR $.01 PER SHARE, IN CFO TRANSITION AND FINANCE DEPARTMENT REORGANIZATION CHARGES.

o 102 IQ(R)200 ANALYZERS SOLD IN Q3 AND 1,560 SOLD TO DATE; HIGHER PROPORTION OF COMBINED MICROSCOPY AND CHEMISTRY SYSTEMS SALES IN PERIOD.

o        RECORD CONSUMABLES AND SERVICE REVENUES INCREASED 22% OVER Q3 2006.

o        SHIPMENTS OF EXPRESS 4 CENTRIFUGE INITIATED TODAY

o        ICHEM(R)VELOCITY(TM)   ON  SCHEDULE  FOR  INITIATION  OF  INTERNATIONAL
         SHIPMENTS IN MARCH 2008.

o NADIA(TM)-PSA CLINICAL TESTING PROTOCOL SUBMITTED TO FDA; PENDING FDA 510(K) APPROVAL.

o        STRONG  DEBT-FREE   BALANCE  SHEET  WITH  CASH,  CASH  EQUIVALENTS  AND
         SHORT-TERM CASH INVESTMENTS OF $23.8 MILLION.

o NET OPERATING LOSS (NOLS) CARRY-FORWARDS INTO 2007 OF APPROXIMATELY $9.4 MILLION PLUS $3.9 MILLION IN TAX CREDITS BOTH AVAILABLE TO OFFSET FUTURE INCOME TAXES.

IVD instrument revenue of $7.5 million for the third quarter of 2007, was approximately the same as the third quarter of 2006, and while there were 102 iQ(R)200 microscopy analyzers sold versus 108 in the prior year period, the current quarter included a significantly higher proportion of combined microscopy and chemistry systems sales in the U.S. Record IVD Consumables and Service revenues of $9.5 million for the third quarter of 2007 increased 22% when compared with IVD Consumables and Service revenues of $7.8 million in the third quarter of 2006. Sample Processing Business Unit (formerly StatSpin) revenue for the third quarter increased 17% over the third quarter of 2006.

Overall gross profit margins improved to 53.2% during the third quarter compared with 45.2% in the 2006 quarter primarily as a result of strong higher gross margin consumable revenue, as well as a higher proportion of direct domestic instrument and consumable sales which carry higher margins than international sales through distributors, and higher capacity utilization at our manufacturing facilities. Instruments revenue represented 37% of the consolidated revenue in Q3 -2007 vs. 42% in Q3-2006, as a result of the significant increase in Consumables and Service sales. Consumables and Service gross profit margins improved to 59% in spite of excess overhead resulting from the under-utilization of our strip manufacturing facility in Marburg, Germany and an expanded service infrastructure to better support the increased installed base of instruments. The strip manufacturing facility has been achieving better utilization and is expected to achieve breakeven with the release of the iChem(R)VELOCITY(TM) automated urine chemistry analyzer in 2008. Service profitability should continue to increase as more systems come off warranty.

Operating expenses increased to $8.6 million in the third quarter of 2007 from $7.2 million in the third quarter 2006. Research and development expense for the third quarter of 2007 was $2.4 million, or 12% of revenue, versus $2.2 million, or 12% of revenue in the year-ago period. The level of R&D spending reflects our continued investment in the Iris Molecular Diagnostics subsidiary and the development of the Company's iChem(R)VELOCITY(TM) new automated urine chemistry analyzer. Marketing and selling expenses as a percentage of revenues increased to 18% for the third quarter of 2007 compared to 15% in the prior year quarter, resulting from an increase in our domestic sales force, increased GPO fees relating to higher domestic sales and consulting fees relating to the planned launch of the iChem(R)VELOCITY(TM) and NADIA(TM) PSA. General and administrative expenses in the third quarter of 2007 were $2.7 million, a $441,000 increase in comparison with the prior year quarter, primarily related to CFO transition and Finance department reorganization charges.

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


Operating income for the third quarter 2007 was $2.1 million versus $1.0 million in the third quarter of 2006. Net income reflects a tax rate of 35%, during the current quarter, whereas in the prior year period the Company incurred income taxes reflecting a 37% tax rate. Income tax provisions for the current and year ago third quarter periods are substantially all non-cash items since the Company pays minimal income taxes as a result of net operating loss and tax credit carry- forwards (NOLs) that it continues to utilize.

For the nine months ended September 30, 2007, IRIS had record revenue of $61.3 million, a 21% increase over revenue of $50.7 million for the first nine months of 2006. Net income for the nine months ended September 30, 2007, was $4.9 million, or $0.26 per diluted share, after the effect of $604,000, or $0.03 per share, of FAS 123R expense, net of tax. This compares with a net loss of $2.0 million, or $0.11 per diluted share, after the effect of $672,000, or $0.04 per share of FAS 123R expense, as well as non-recurring purchased in-process R&D charge related to the acquisition of Leucadia Technologies, Inc. totaling $5.2 million, or $0.29 per share, in the year-ago nine month period. Diluted average shares outstanding for the 2007 and 2006 nine-month periods were 19.0 million and 18.6 million, respectively.

"We continue to make significant progress with our new product initiatives. Our iChem(R)VELOCITY(TM) program is on schedule for international shipments beginning in March 2008. We are building our production pilot units while our clinical equivalency studies are essentially complete and our FDA 510(k) application will be submitted shortly. Shipments of the Express 4 Centrifuge, a new Sample Processing product targeting the mid-range clinical chemistry market, were initiated today.

Although our NADIA-PSA regulatory process has been progressing at a slower pace than anticipated, there have been no technological setbacks in our plans to bring this breakthrough technology to market. A proposed clinical protocol for a retrospective clinical study has been submitted to the FDA incorporating input from this agency and our regulatory consultants. The principal investigator has been contracted and the necessary retained patient samples have been identified and qualified and we will proceed with the study upon receiving concurrence from the FDA," Mr. Garcia said.

COMPANY OUTLOOK

Guidance for 2007 remains unchanged with anticipated revenue of $83 - $85 million for the year, and fully diluted earnings per share of at least $0.40, including the effect of incremental stock based compensation expense related to FAS 123R, which is expected to be approximately $0.05 per share. Research and Development expense is expected to be approximately 13% of revenues.

CONFERENCE CALL

The Company will host a conference call today at 4:30 p.m. Eastern time, 1:30 p.m. Pacific time. To participate, dial 1-866-550-6338 approximately 10 minutes before the conference call is scheduled to begin. Hold for the operator and reference the IRIS International conference call. International callers should dial 347-284-6930. The conference call may also be accessed by means of a live audio Web cast on the Company's Web site at www.proiris.com, or at http://www.vcall.com/IC/CEPage.asp?ID=114905, the Web cast service provider. The conference audio cast will also be available for replay on both Web sites for 30 days from the date of the broadcast.

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


THE COMPANY

IRIS International, Inc. (www.proiris.com), based in Chatsworth, Calif., is a leading developer, manufacturer, and marketer of medical devices, diagnostic systems and consumables. The Iris Diagnostics Division (www.irisdiagnostics.com) is a leader in automated urinalysis technology with systems in major medical institutions throughout the world. Iris Molecular Diagnostics develops innovative ultra-sensitive diagnostics and sample processing products with applications in the urinalysis, oncology and infectious disease markets. The Company's Sample Processing business unit formerly the StatSpin(R) subsidiary) (www.statspin.com), based in Westwood, Mass., manufactures innovative centrifuges and blood analysis products

SAFE HARBOR PROVISION

This news release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company's views on future financial performance, market growth, capital requirements, new product introductions and acquisitions, and are generally identified by phrases such as "thinks," "anticipates," "believes," "estimates," "expects," "intends," "plans," and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management's own knowledge and assessment of the Company's industry, R&D initiatives, competition and capital requirements. Other factors and uncertainties that could affect the Company's forward-looking statements include, among other things, the following: identification of feasible new product initiatives, management of R&D efforts and the resulting successful development of new products and product platforms; acceptance by customers of the Company's products; integration of acquired businesses; substantial expansion of international sales; reliance on key suppliers; the potential need for changes in long-term strategy in response to future developments; future advances in diagnostic testing methods and procedures; potential changes in government regulations and healthcare policies, both of which could adversely affect the economics of the diagnostic testing procedures automated by the Company's products; rapid technological change in the microelectronics and software industries; and competitive factors, including pricing pressures and the introduction by others of new products with similar or better functionality than our products. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission, including the Company's most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                 (TABLES FOLLOW)


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


                            IRIS INTERNATIONAL, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)



                          ASSETS                                September 30,     December 31,
                                                                     2007             2006
                                                                -------------    -------------
                                                                 (Unaudited)
Current assets:
Cash and cash equivalents ...................................   $      23,777    $      23,159
Marketable securities .......................................            --                132
Accounts receivable, net of allowance for doubtful
   accounts and sales returns of $430 and $601 ..............          16,337           13,166
Inventories, net ............................................           9,042            6,918
Prepaid expenses and other current assets ...................           1,008              626
Investment in sales-type leases .............................           2,548            2,145
Deferred tax asset ..........................................           2,865            2,865
                                                                -------------    -------------
   Total current assets .....................................          55,577           49,011

Property and equipment, at cost, net ........................           8,237            6,662
Goodwill ....................................................           2,450            2,450
Core technology, net ........................................           1,656            1,723
Software development costs, net of accumulated
   amortization of $2,174 and $1,729 ........................           1,645            1,387
Deferred tax asset ..........................................           3,851            5,516
Inventories - long term portion .............................             440              440
Investment in sales-type leases .............................           6,874            6,728
Other assets ................................................             410              400
                                                                -------------    -------------
Total assets ................................................   $      81,140    $      74,317
                                                                =============    =============
         LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable ............................................   $       3,410    $       3,797
Accrued expenses ............................................           5,185            6,414
Deferred service contract revenue ...........................           1,149            1,540
                                                                -------------    -------------
     Total current liabilities ..............................           9,744           11,751

Commitments and contingencies

Shareholders' equity:
Preferred Stock, $.01 par value; Authorized 1 million shares:
  Callable Series C shares issued and outstanding: none .....            --               --
Common stock, $.01 par value; Authorized 50 million shares:
    issued and outstanding: 18,560 shares and 18,046 shares .             186              180
Additional paid-in capital ..................................          83,552           79,226
Other comprehensive income ..................................             220               48
Accumulated deficit .........................................         (12,562)         (16,888)
                                                                -------------    -------------
     Total shareholders' equity .............................          71,396           62,566
                                                                -------------    -------------
Total liabilities and shareholders' equity ..................   $      81,140    $      74,317
                                                                =============    =============

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


                            IRIS INTERNATIONAL, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                           (unaudited - in thousands)

                                                            For the three months
                                                             ended September 30,
                                                           ---------------------
                                                             2007        2006
                                                           --------    --------

Sales of IVD instruments ...............................   $  7,479    $  7,477
Sales of IVD consumables and service ...................      9,492       7,775
Sales of sample processing instruments and supplies ....      3,220       2,756
                                                           --------    --------
     Total revenues ....................................     20,191      18,008
                                                           --------    --------

Cost of goods - IVD instruments ........................      3,992       4,432
Cost of goods - IVD consumable and supplies ............      3,871       3,976
Cost of goods - sample processing instruments and
   supplies ............................................      1,585       1,460
                                                           --------    --------
     Total cost of goods sold ..........................      9,448       9,868
                                                           --------    --------

Gross profit ...........................................     10,743       8,140
                                                           --------    --------

Marketing and selling ..................................      3,566       2,718
General and administrative .............................      2,725       2,284
Research and development, net ..........................      2,355       2,173
                                                           --------    --------
      Total operating expenses .........................      8,646       7,175
                                                           --------    --------

Operating income .......................................      2,097         965

Other income (expense):
   Interest income .....................................        402         267
   Interest expense ....................................         (5)         (5)
   Other income (expense) ..............................         (9)          1
                                                           --------    --------

Income before provision for income taxes ...............      2,485       1,228

Provision for income taxes .............................        867         454
                                                           --------    --------

Net income .............................................   $  1,618    $    774
                                                           ========    ========

Basic net income per share .............................   $   0.09    $   0.04
                                                           ========    ========

Diluted net income per share ...........................   $   0.09    $   0.04
                                                           ========    ========

 Basic - average shares outstanding ....................     18,260      18,004
                                                           ========    ========

 Diluted - average shares outstanding ..................     18,977      18,574
                                                           ========    ========

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


                            IRIS INTERNATIONAL, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                           (unaudited - in thousands)

                                                            For the nine months
                                                            ended September 30,
                                                           --------------------
                                                             2007         2006
                                                           --------    --------

Sales of IVD instruments ...............................   $ 24,615    $ 19,429
Sales of IVD consumables and service ...................     27,747      22,779
Sales of sample processing instruments and supplies ....      8,928       8,513
                                                           --------    --------
     Total revenues ....................................     61,290      50,721
                                                           --------    --------

Cost of goods - IVD instruments ........................     13,002      10,839
Cost of goods - IVD consumable and supplies ............     12,378      10,600
Cost of goods - sample processing instruments and
   supplies ............................................      4,441       4,442
                                                           --------    --------
     Total cost of goods sold ..........................     29,821      25,881
                                                           --------    --------

Gross profit ...........................................     31,469      24,840
                                                           --------    --------

Marketing and selling ..................................      9,878       7,674
General and administrative .............................      7,403       7,229
Research and development, net ..........................      7,791       5,752
In-process research and development ....................       --         5,180
                                                           --------    --------
      Total operating expenses .........................     25,072      25,835
                                                           --------    --------

Operating income (loss) ................................      6,397        (995)

Other income (expense):
   Interest income .....................................      1,125         773
   Interest expense ....................................         (8)        (17)
   Other income (expense) ..............................        (34)         34
                                                           --------    --------

Income (loss) before provision for income taxes ........      7,480        (205)

Provision for income taxes .............................      2,607       1,840
                                                           --------    --------

Net income (loss) ......................................   $  4,873    $ (2,045)
                                                           ========    ========

Basic net income (loss) per share ......................   $   0.27    $  (0.11)
                                                           ========    ========

Diluted net income (loss) per share ....................   $   0.26    $  (0.11)
                                                           ========    ========

 Basic - average shares outstanding ....................     18,124      17,793
                                                           ========    ========

 Diluted - average shares outstanding ..................     18,723      17,793
                                                           ========    ========


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